N-SAR Item 77C Attachment

Barclays Global Investors Funds
Shareholder Meeting Results (Unaudited)

The Special Meeting of Shareholders of Barclays Global Investors Funds (the "Trust") was held on
November 16, 2007. At the Special Meeting, the following matters were voted upon and approved by the shareholders.
The results of the voting are presented below. Each vote represents one dollar of the value of shares outstanding on the record date for the Meeting.

Proposal 1 *
To elect the eight nominees specified below			Votes	Votes
as Trustees of the Trust.			For	Withheld
Mary G.F. Bitterman			12,203,177,181	54,857,534
A. John Gambs			12,203,446,326	54,588,389
Lee T. Kranefuss			12,203,552,030	54,482,685
Hayne E. Leland			12,203,587,382	54,447,333
Jeffrey M. Lyons			12,204,148,710	53,886,005
Wendy Paskin-Jordan			12,197,903,596	60,131,119
Leo Soong			12,202,502,041	55,532,674
H. Michael Williams			12,202,709,434	55,325,281

Ms. Bitterman, Ms. Paskin-Jordan and Messrs. Gambs, Kranefuss and Soong previously served as Trustees of the Trust and were reelected. Messrs Leland, Lyons and Williams were newly elected.

Proposal 2
To approve the amendment of the agreement
and declaration of trust to allow the Board of
Trustees to authorize a LifePath Portfolio's
merger with another LifePath Portfolio	Votes	Votes	Votes	Broker
without shareholder approval.	For	Against	Abstaining	Non-Votes **
LifePath Retirement Portfolio	51,005,069	1,757,129	1,729,196	9,716,618
LifePath 2010 Portfolio	192,787,566	6,076,112	5,009,279	79,825,249
LifePath 2020 Portfolio	337,937,558	15,138,297	12,697,330	157,825,633
LifePath 2030 Portfolio	271,329,756	8,857,360	5,329,066	99,823,743
LifePath 2040 Portfolio	237,390,963	5,457,982	5,235,912	117,312,785

Proposal 3
To approve the modification of the investment
objective of the S&P 500 Stock Fund to make	Votes	Votes	Votes	Broker
it identical to the investment objective of the	For	Against	Abstaining	Non-Votes **
Master Portfolio in which it invests.	115,296,275	-	20,029,989	24,285,742

Proposal 4
To approve the reclassification of the	Votes	Votes	Votes	Broker
investment objective of the S&P 500 Stock	For	Against	Abstaining	Non-Votes **
Fund from fundamental to non-fundamental.	113,173,748	2,101,615	20,050,901	24,285,742

* Denotes Trust -wide proposal and voting results

** Broker non-votes are proxies received by the Fund from brokers or nominees, who neither has received instructions from the beneficial owner or other persons entitled to vote, nor has discretionary power to vote on a particular matter.